Exhibit 13.1

Test the Water Materials published on UcAsset.com as of the filing date

Will Soon Offer Preferred Shares with 8% Dividend (Click to learn more...)

UC Asset has filed to SEC for a secondary public offering under Reg A+, planning to offer preferred shares with an 8% maximum dividend:

■	Certificate of Preferred Shares (https://www.sec.gov/Archives/edgar/data/1723517/000121390025040910/ea024112401ex3-5_ucasset.htm)

■	Offering Statement Amended #1( Not Qualified by SEC. For Information Only) (https://www.sec.gov/Archives/edgar/data/1723517/000121390025057387/0001213900-25-057387-index.htm)

■	Offering Statement Original (Not Qualified by SEC / For Information Only) (https://www.sec.gov/Archives/edgar/data/1723517/000121390025040910/0001213900-25-040910-index.htm)

Please complete and submit the form below to receive timely updates

By completing and submitting the form below, you agree for UC Asset to contact you regarding an upcoming public offering of our preferred shares, which will carry an 8% preferred dividend (accumulative if annual profit is insufficient to cover the distribution). Information provided by you will be shared among UC Asset's managers, employees, and necessary third parties. UC Asset will treat your information with reasonable confidentiality and will not use it for other business purposes. You also understand and agree that responses from UC Asset are not guaranteed.

THIS IS NOT A SOLICITATION OF INVESTMENT. By submitting the form, you acknowledge that NO SECURITIES HAVE BEEN OFFERED TO YOU by the company or any associated persons. The information collected is solely for the potential use of initiating further communication.

Submitting the form does not constitute an order for our securities. It does not obligate you to purchase any securities, nor does it obligate the company to sell any securities to you, even if the company becomes eligible to do so.

Please complete and submit. THIS IS NOT AN ORDER FORM

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